Exhibit 4.3

Additional Clauses to

the Bareboat Charter Party dated 9th August 2019 (this “Charter”)

World Star Shipping, S.A. as Owner (the “Owners”) and

Samothrace Shipping Corporation as Charterer (the “Charterers”)

in respect of M.T. “NAVE PULSAR” (the “Vessel”)

32.	DELIVERY

(a) The Charterers shall take delivery of the Vessel under this Charter simultaneously with delivery by Charterers as sellers to the Owners as buyers under the MOA, and the Owners shall be obliged to deliver the Vessel to the Charterers hereunder in the same moment as the Owners take delivery of the Vessel under the MOA.

(b) In the event that the Vessel is not delivered to Owners under the MOA for any reason thereto, this Charter shall automatically terminate.

(c) The Owners warrant that the Vessel, at time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, other than (i) those incurred prior to the delivery of the Vessel hereunder, (ii) this Charter and (iii) the mortgage over the Vessel, assignment of insurance in respect of the Vessel and the assignment of the charter hires in respect hereof in favour of The Momiji Bank, Ltd. (in this Charter, the “Mortgagee”).

(d) The Vessel shall be delivered under this Charter in the same condition and with the same equipment, inventory and spare parts as she is delivered to the Owners under the MOA. The Charterers know the Vessel’s condition at the time of delivery, and expressly agree that the Vessel’s condition as delivered under the MOA is acceptable and in accordance with the provisions of this Charter. The Vessel shall be delivered to the Charterers under this Charter strictly “as is/where is”, and the Charterers shall waive any and all claims against the Owners under this Charter on account of any conditions, seaworthiness, representations, warranties expressed or implied in respect of the Vessel (including but not limited to any bunkers, oils, spare parts and other items whatsoever) on delivery.

33.	ISM CODE

During the currency of this Charter the Charterers shall procure at the costs and expenses and time of the Charterers that the Vessel and the “company” (as defined by the ISM code) shall comply with the requirements of the ISM code. Upon request the Charterers shall provide a copy of relevant documents of compliance (DOC) and safety management certificate (SMC) to the Owners. For the avoidance of any doubt any loss, damage, expense or delay caused by the failure on the part of the “Company” to comply with the ISM code shall be for the Charterers’ account.

34.	CHARTER PERIOD

(a)	The Owners shall let to the Charterers and the Charterers shall take the Vessel on charter for the period and upon the terms and conditions contained herein.

(b)

Subject always to the provisions hereto, the period of the chartering of the Vessel hereunder (hereinafter referred to as the “Charter Period”) shall comprise (unless terminated at an earlier date in accordance with the terms hereof) a charter period of 60 months from the date of the delivery of the Vessel by the Owners to the Charterers under this Charter (the “Delivery Date”) with up to 1 month more or less in the Charterers’ option, provided always that the chartering of the Vessel hereunder may be terminated by the Owners pursuant to Clause 41 or shall terminate in the event of the Total Loss or Compulsory Acquisition of the Vessel subject to, and in accordance with provisions of Clause 40.

35.	CHARTER HIRE

The Charterers shall, throughout the Charter Period, pay charter hire (“Charter Hire”) to the Owners monthly in advance net to the Owners at the agreed following rate by telegraphic transfer for each successive period of a month commencing with the Delivery Date and with subsequent installments at monthly intervals after the date of payment of such first installment by and until the redelivery of the Vessel (each such date hereinafter a “Payment Date”). Time is of the essence for payment of the Charter Hire under this Charter.

Fixed (Principal) Part: USD 5,450 per day; plus

Floating (Interest) Part: (1 month USD LIBOR + 2.4% Margin) x Loan Outstanding on a Payment Date x number of days from that Payment Date until the following Payment Date divided by 360 days.

Where:

1 month USD LIBOR (used for the calculation of interest for the following month) to be applied for the Charter Hire shall be that of ICE LIBOR 5 Banking Days prior of the relevant Payment Date. In case ICE LIBOR is not available, then Owners and Charterers to determine the rate in mutual agreement on basis of rate proposed by Owners’ bank. Should the 1 month USD LIBOR falls below zero, then 1 month USD LIBOR shall equal zero for the purpose of calculating the floating part of the Charter Hire.

“Loan Outstanding” is equal to that amount shown in Appendix C – ‘the Loan Repayment Schedule’ basis 8 years profile (but 5 years BBC period i.e. 3 years equivalent balloon left).

“ICE LIBOR” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed on the appropriate page of the Reuters screen (currently LIBOR01) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters;

36.	PAYMENTS

(a)	Notwithstanding anything to the contrary contained in this Charter, all payments by the Charterers hereunder (whether by way of hire or otherwise) shall be made as follows:-

(i)	not later than 11.00 a.m. (New York time) on one Banking Day prior to the date on which the relevant payment is due under the terms of this Charter: and

(ii)

in United States Dollars to the mortgagee bank (or such other bank or banks as may from time to time be notified by the Owners to the Charterers by not less than fourteen (14) days’ prior written notice) for the account of the Owners.

(b)

If any day for the making of any payment hereunder shall not be a Banking Day (being, for all purposes of this Charter, a day on which banks are open for transaction of business of the nature required by this Charter in Japan, New York and Piraeus) the due date for payment of the same shall be the previous Banking Day.

(c)

Subject to the terms of this Charter, the Charterers’ obligation to pay hire in accordance with the requirements of Clause 35 and this Clause 36 and to pay certain amount of insurance benefit pursuant to Clause 40 (e) and to pay the Termination Compensation pursuant to Clause 42 shall be absolute irrespective of any contingency whatsoever, including (but not limited to) (i) any failure or delay on the part of any party hereto or thereto, whether with or without fault on its part, other than the Owners, in performing or complying with any of the terms or covenants hereunder, (ii) any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Owners or the Charterers or any change in the constitution of the Owners or the Charterers or any other person, (iii) any invalidity or unenforceability or lack of due authorization of or other defect in this Charter, or (iv) any other cause which would or might but for this provision have the effect of terminating or in any way affecting any obligation of the Charterers under this Charter.

(d)

In the event of failure by the Charterers to pay within three (3) Banking Days after the due date for payment thereof, or in the case of a sum payable on demand, the date of demand therefor, any hire or other amount payable by them under this Charter, the Charterers will pay to the Owners on demand interest on such hire or other amount from the date of such failure to the date of actual payment (both before and after any relevant judgment or winding up of the Charterers) at the rate determined by the Owners and certified by them to the Charterers (such certification to be conclusive in the absence of manifest error) to be the aggregate of (i) two & one-half per centum (2 1⁄2%) and (ii) ICE LIBOR for US Dollar deposits of not more than one month’s duration (as selected by the Owners or their funders in the light of the likely duration of the default in question). Interest payable by the Charterers as aforesaid shall be compounded at such intervals as the Owners shall determine and shall be payable within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

(e)	Any interest payable under this Charter shall accrue from day to day and shall be calculated on the actual number of days elapsed and a three hundred and sixty (360) day year.

(f)

In this Charter, unless the context otherwise requires, “month” means a period beginning in one calendar month (and, in the case of the first month, on the date of delivery hereunder) and ending in the succeeding calendar month on the day numerically corresponding to the day of the calendar month in which such period started provided that if there is no such numerically corresponding day, such period shall end on the last day in the relevant calendar month and “monthly” shall be construed accordingly.

37.	FLAG AND CLASS

(a)	The Vessel shall upon the Delivery Date be registered in the name of the Owners under the Marshall Islands flag.

(b)

The Owners shall have no right either to transfer the flag of Vessel from Marshall Islands to any other registry or to require the Charterers to transfer the Vessel’s classification society. The Charterers shall, at any time after the Delivery Date and at the Charterers’ expense, have the right to transfer the Vessel’s classification society from Bureau Veritas to any other classification society at least equivalent to Bureau Veritas.

(c)

Further, in the event that the Charterers need to change the flag of the Vessel, the Charterers can change the flag with the Owner’s consent, which should not be unreasonably withheld, provided however that any expenses and time (including but not limited to legal charges for finance documents for the Mortgagee) shall be for the Charterers‘account.

(d)

If during the Charter Period there are modifications made to the Vessel which are compulsory for the Vessel to comply with change to rules and regulations to which operation of the Vessel is required to conform, the cost relating to such modifications shall be for the account of the Charterers.

(e)

The Owners will arrange the Vessel’s registration under Marshall Islands flag and for the issuance of all Vessel’s initial certificates of the flag at the Charterers’ cost and recordation of any mortgage at Owners’ cost. Owners are responsible to arrange for the renewal of such certs at the Charterers’ cost throughout the Charter Period. Any cost associated with the mortgage or Owners’ financing shall be for Owners’ cost.

38.	IMPROVEMENT AND ADDITIONS

The Charterers shall have the right to fit additional equipment and to make severable improvements and additions at their expense and risk. Such additional equipment, improvements and additions shall be removed from the Vessel without causing any material damage to the Vessel (any such damage being made good by the Charterers at their time and expense) provided however that the Charterers shall redeliver the Vessel without removing such additional equipment, improvements and additions if the Owners consent to such non-removal before the redelivery.

39.	UNDERTAKING

The Charterers undertake and agree that throughout the Charter period they will:-

•

notify the Owners in writing of any Termination Event (or event of which they are aware which, with the giving of notice and/or lapse of time or other applicable condition, would constitute a Termination Event);

•	Guarantor Disclosure

Navios Maritime Acquisition Corporation to provide audited financial reports every year until this Charter expires.

•	Confidentiality

The discussions between the parties shall be kept strictly confidential by both parties and may only be disclosed to each party’s advisors and financiers on a need to know basis. The foregoing does not apply to any information required to be disclosed by law, regulation or any governmental or competent regulatory authority (including without limitation, any securities exchange).

40.	INSURANCE, TOTAL LOSS AND COMPULSORY ACQUISITION

(a)

For the purposes of this Charter, the term “Total Loss” shall include actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a requisition for hire. “Compulsory Acquisition” shall have the meaning assigned thereto in Clause 25(b) hereof.

(b)	The Charterers undertake with the Owners that throughout the Charter Period:-

(i)

they will keep the Vessel insured in underwriter’s standard form as the Owners shall in writing approve, which approval shall not be unreasonably withheld, with such insurers (including P&I and war risks associations) as shall be reasonably acceptable to the Owners with deductibles reasonably acceptable to the Owners and that any P&I association which is a member of the International Group of

P&I Clubs and current H&M underwriters shall be deemed to be pre-approved (it being agreed and understood by the Charterers that there shall be no element of self- insurance or insurance through captive insurance companies without the prior written consent of the Owners);

(ii)

they will be properly entered in and keep entry of the Vessel with P&I Club that is a member of the International Group of Protection and Indemnity Association for the full commercial value and tonnage of the Vessel and against all prudent P&I Risks in accordance with the rules of such association or club including, in case of oil pollution liability risks equal to the highest level of cover from time to time available under the basic entry with such P&I (but always a minimum of USD USD1,000,000,000);

(iii)

The policies in respect of the insurances against fire and usual marine risks and policies or entries in respect of the insurances against war risks shall, in each case, include the following loss payable provisions:-

(a)	For so long as the Vessel is mortgaged and in accordance with the Deed of Assignment of insurances entered or to be entered into between the Charterers and any mortgagee (the “Assignee”):

Until such time as the Assignee shall have notified the insurers to the contrary:

(i)

All recoveries hereunder in respect of an actual, constructive or compromised or arranged total loss shall be paid in full to the Assignee without any deduction or deductions whatsoever and applied in accordance with clause 40 (e);

(ii)	All other recoveries not exceeding United States Dollars One Million (US$1,000,000.00) shall be paid in full to the Charterers or to their order without any deduction or deductions whatsoever; and

(iii)

All other recoveries exceeding United States Dollars One Million (US$1,000,000.00) shall, subject to the prior written consent of the Assignee be paid in full to the Charterers or their order without any deduction whatsoever.

(b)	During any periods when the Vessel is not mortgaged:

(i)

All recoveries hereunder in respect of an actual, constructive or compromised or arranged total loss shall be paid in full to the Owners without any deduction or deductions whatsoever and applied in accordance with clause 40 (e);

(ii)	All other recoveries not exceeding United States Dollars Two Million (US$2,000,000.00) shall be paid in full to the Charterers or to their order without any deduction or deductions whatsoever; and

(iii)

All other recoveries exceeding United States Dollars Two million (US$2,000,000.00) shall, subject to the prior written consent of the Owners be paid in full to the Charterers or their order without any deduction whatsoever, subject to the fulfillment of the provisions of Clause 44;

and the Owners and Charterers agree to be bound by the above provisions.

(iv)	the Charterers shall procure that duplicates of all cover notes, policies and certificates of entry shall be furnished to the Owners for their custody ;

(v)	the Charterers shall procure that the insurers and the war risk and protection and indemnity associations with which the Vessel is entered shall

(A)	furnish the Owners with a letter or letters of undertaking in relevant underwriter’s standard form and in accordance with the underwriters’ rules.

(B)	supply to the Owners such information in relation to the insurances effected, or to be effected, with them as the Owners may from time to time reasonably require: and

(vi)

the Charterers shall use all reasonable efforts to procure that the policies, entries or other instruments evidencing the insurances are endorsed to the effect that the insurers shall give to the Owners not less than ten (10) days prior written notification of any amendment, suspension, cancellation or termination of the insurances, unless subject to any automatic termination/cancellation of cover provisions in the relevant insurances, in which event, if such insurances are automatically terminated/cancelled, Owners shall be advised promptly and Charterers shall immediately procure re-instatement or replacement insurances of those terminated/cancelled insurances.

(c)

Notwithstanding anything to the contrary contained in Clauses 13, 40(b) and any other provisions hereof, the Vessel shall be kept insured during the Charter Period in respect of marine and war risks on hull and machinery basis for not less than one hundred and ten per cent (110%) of the loan outstanding at any time (hereinafter referred to as the “Minimum Insured Value”) or the market value of the Vessel as between a willing seller and a willing buyer in charter-free condition (the “Market Value”) at the material time, whichever is the higher. If Owners consider the Market Value to be higher than the Minimum Insured Value but Charterers have not increased the insurance value compared to the Minimum Insured Value, Owners may, unless the parties agree on the Market Value, request Charterers to obtain a valuation of the Vessel’s Market Value from Clarksons Shipbrokers, Maersk Broker or another reputable shipbroker agreed upon by Owners and Charterers. If the Market Value as determined by the appointed shipbrokers is lower or equal to the Minimum Insured Value at the material time, the costs of valuation to be borne by the Owners. If the Market Value as determined by the appointed shipbrokers is higher than the Minimum Insured Value at the material time, the costs of valuation to be borne by the Charterers, who shall also arrange for the necessary amendment of relevant insurances.

(d)	(i) If the Vessel shall become a Total Loss or be subject to Compulsory Acquisition the Chartering of the Vessel to the Charterers hereunder shall cease and the Charterers shall:-

(A)

immediately pay to the Owners all hire, and any other amounts, which have fallen due for payment under this Charter and have not been paid as at and up to the date on which the Total Loss or Compulsory Acquisition occurred (the “Date of Loss”) together with interest thereon at ICE LIBOR at such intervals, which amount to be agreed between the Owners and the Charterers and the Charterers shall cease to be under any liability to pay any hire, but not any other amounts, thereafter becoming due and payable under this Charter, Provided that all hire and any other amounts prepaid by the Charterers subsequent to the Date of Loss shall be forthwith refunded by the Owners:

(B)	for the purposes of this sub-clause, the expression “relevant Minimum Insured Value” shall mean the Minimum Insured Value applying as at the Date of Loss.

(ii)	For the purpose of ascertaining the Date of Loss:-

(A)

an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the insurers to have occurred:

(B)

a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or adjudged by a competent court of law or arbitration tribunal to have occurred, or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers. Either the Owners or, with the prior written consent of the Owners (such consent not to be unreasonably withheld), the Charterers shall be entitled to give notice claiming a constructive total loss but prior to the giving of such notice there shall be consultation between the Charterers and the Owners and the party proposing to give such notice shall be supplied with all such information as such party may request; and

(C)	Compulsory Acquisition shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in Clause 25 (b) hereof.

(e)

All moneys payable under the insurance effected by the Charterers pursuant to Clauses 13 and 40, or other compensation, in respect of a Total Loss or pursuant to Compulsory Acquisition of the Vessel shall be received in full by the Owners (or the Mortgagee as assignees thereof) and applied by the Owners (or, as the case may be, the Mortgagee):-

FIRST, in payment of all the Owners’ costs incidental to the collection thereof,

SECONDLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal to the aggregate of (i) unpaid but due hire under this Charter and unpaid interest thereon up to and including the Date of Loss and (ii) the amount of purchase option price payable under clause 49 as at the Date of Loss, and

THIRDLY, in payment of any surplus to the Charterers by way of compensation for early termination.

FOURTHLY, in or towards satisfaction of maritime liens and any other claims taking priority to the rights of the mortgagee.

(f)	The Charterers and the Mortgagee shall execute the “Assignment of Insurances” of which contents and wording shall be mutually agreed between the Owners and the Charterers.

(g)

If the Charterers renew Hull & Machinery Insurance and war risks insurance with the same present insurer, the Charterers shall, at least one (1) week before renewing each such insurance, inform the Owners of such renewal. If the Charterers enter into any other Hull and Machinery Insurance and war risks insurance with any different insurer, the Charterers shall, at least one (1) week before entering into each such insurance, inform the Owners of the name and address of such insurer and details of such insurance.

(h)

The Charterers further covenants with the Owners that the Vessel will, if applicable, be equipped and accredited with any required trading documentation and/or authorisations necessary to legitimise the entry of the Vessel into the waters of any jurisdiction as might be necessary. Such trading documentation and authorisations shall if and when applicable include, inter alia, valid certification under the International Convention on Civil Liability for Oil Pollution Damage as amended, a valid U.S. Coast Guard Certificate of Financial Responsibility (water pollution), a valid certificate from any U.S. state that requires a state equivalent of a Certificate of Financial Responsibility, a vessel classification certificate and any other credentials as might be, or may come to be, required. Copies of such trading documentation and/or authorisations shall be made available to the Owners upon request.

41.	TERMINATION EVENTS

(a)	Each of the following events shall be a “Termination Event” for purposes of this Charter:-

(i)

if any installment of hire or any other sum payable by the Charterers under this Charter (including any sum expressed to be payable by the Charterers on demand) shall not be paid at its due date or within ten (10) Banking Days following the due date of payment and such failure to pay is not remedied within ten (10) Banking Days of receipt by the Charterers of written notice from the Owners notifying the Charterers of such failure and requesting that payment is made; or

(ii)

Save in circumstances where requisition for hire or compulsory requisition result in termination of insurances for the Vessel, if either (A) the Charterers shall fail at any time to effect or maintain any insurances required to be effected and maintained under this Charter, or any insurer shall avoid or cancel any such insurances (other than where the Charterers have reinstated or replaced such insurances in accordance with Clause 40(b)(vi) or the relevant avoidance or cancellation results from an event or circumstance outside the reasonable control of the Charterers and the relevant insurances are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days of such avoidance or cancellation) or the Charterers shall commit any breach of or make any misrepresentation in respect of any such insurances the result of which the relevant insurer avoids the policy or otherwise excuses or releases itself from all or any of its liability thereunder, or (B) any of the said insurances shall cease for any reason whatsoever to be in full force and effect (other than where the reason in question is outside the reasonable control of the Charterer and the relevant insurances are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days of such cease); or

(iii)

if the Charterers shall at any time fail to observe or perform any of their material obligations under this Charter, other than those obligations referred to in sub-clause (i) or sub-clause (ii) of this Clause 41(a), and such failure to observe or perform any such obligation is either not remediable or is remediable but is not remedied within thirty (30) days of receipt by the Charterers of a written notice from the Owners requesting remedial action; or

(iv)

if any material representation or warranty by the Charterers in connection with this Charter or in any document or certificate furnished to the Owners by the Charterers in connection herewith or therewith shall prove to have been untrue, inaccurate or misleading in any material respect when made (and such occurrence continues unremedied for a period of thirty (30) days after receipt by the Charterers of written notice from the Owners requesting remedial action): or

(v)

if a petition shall be presented (and not withdrawn or stayed within sixty (60) days) or an order shall be made or an effective resolution shall be passed for the administration or winding-up of the Charterers (other than for the purpose of a reconstruction or amalgamation during and after which the Charterers remain solvent and the terms of which have been previously approved in writing by the Owners which approval shall not be unreasonably withheld) or if an encumbrancer shall take possession or an administrative or other receiver shall be appointed of the whole or any substantial part of the property, undertaking or assets of the Charterers or if an administrator of the Charterers shall be appointed (and, in any such case, such possession is not given up or such appointment is not withdrawn within sixty (60) days) or if anything analogous to any of the foregoing shall occur under the laws of the place of the Charterers’ incorporation, or

(vi)

if the Charterers shall stop payments to all of its creditors or shall cease to carry on or suspend all or a substantial part of their business or shall be unable to pay their debts, or shall admit in writing their inability to pay their debts, as they become due or shall otherwise become or be adjudicated insolvent; or

(vii)	if the Charterers shall apply to any court or other tribunal for, a moratorium or suspension of payments with respect to all or a substantial part of their debts or liabilities, or

(viii)

(A) if the Vessel is arrested or detained (other than for reasons solely attributable to the Owners or to those for whom, for the purposes of this provision, the Owners shall be deemed responsible, including without limitation, any legal person who, at the date hereof or at any time in the future is affiliated with the Owners) and such arrest or detention is not lifted within forty-five (45) days (or such longer period as the Owners shall reasonably agree in the light of all the circumstances) ; or

(B)

if a distress or execution shall be levied or enforced upon or sued out against all or any substantial part of the property or assets of the Charterers and shall not be discharged or stayed within thirty (30) days; or

(ix)

if any consent, authorization, license or approval necessary for this Charter to be or remain the valid legally binding obligations of the Charterers, or to the Charterers to perform their obligations hereunder or thereunder, shall be materially adversely modified or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed (provided that the occurrence of such circumstances shall not give rise to a Termination Event if the same are remedied within thirty (30) days of the date of their occurrence); or

(x)

if (a) any legal proceeding for the purpose of the reconstruction or rehabilitation of the Charterers is commenced and continuing in any jurisdiction and (b) the Owners receive a termination notice from the receiver, trustee or others of the Charterers which informs the termination/rejection of the Charter pursuant to the relevant laws, codes and regulations applicable to such proceeding.

(b)

A Termination Event shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the Charterers under, this Charter or an agreed terminating event the occurrence of which will (in any such case) entitle the Owners by notice to the Charterers to terminate the chartering of the Vessel under this Charter and recover the amounts provided for in Clause 42(c) either as liquidated damages or as an agreed sum payable on the occurrence of such event.

42.	OWNERS’ RIGHTS ON TERMINATION

(a)

At any time after a Termination Event shall have occurred and be continuing, the Owners may, by notice to the Charterers immediately, or on such date as the Owners shall specify, terminate the chartering by the Charterers of the Vessel under this Charter, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners. For the avoidance of doubt, in case of the termination of the Charter in accordance with 41 (a) (x) hereof, the Charter shall be deemed to be terminated upon receipt by the Owners of the termination notice set forth in Clause 41 (a) (x) hereof.

(b)

On or at any time after termination of the chartering by the Charterers of the Vessel pursuant to Clause 42(a) hereof the Owners shall be entitled to retake possession of the Vessel, the Charterers hereby agreeing that the Owners, for that purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located.

(c)

If the Owners pursuant to Clause 42(a) hereof give notice to terminate the chartering by the Charterers of the Vessel, the Charterers shall pay to the Owners on the date of termination (the “Termination Date”), the aggregate of (A) all hire due and payable, but unpaid, under this Charter to (and including) the Termination Date together with interest accrued thereon pursuant to Clause 36(d) hereof from the due date for payment thereof to the Termination Date, (B) any sums, other than hire, due and payable by the Charterers, but unpaid, under this Charter together with interest accrued thereon pursuant to Clause 36(d) to the Termination Date and (C) any actual direct financial loss suffered by the Owners which direct loss shall be determined as the shortfall, if any, between (a) the current market value of the Vessel (average value as estimated by two independent valuers such as major London brokers i.e. Arrow Valuations Ltd, Barry Rogliano Salles, Braemar ACM Shipbroking, H Clarkson & Co. Ltd., E.A. Gibsons Shipbrokers, Fearnleys, Galbraith, Simpson Spencer & Young, Howe Robinson Partners London and Maersk Broker K.S. (to include, in each case, their successors or assigns and such subsidiary or other company in the same corporate group through which valuations are commonly issued by each of these brokers), or such other first-class independent broker as the Owners and Charterers may agree in writing from time to time) and (b) the Purchase Option Price (as defined in Clause 49 hereof) at any given time always taking into account any charterhire paid during the year to which the specified Remaining Purchase Option Price relates PROVIDED ALWAYS that if the said market value exceeds the aggregate of (A) and (B) and the Remaining Purchase Option Price, then the Owners shall pay the amount of such excess to the Charterers forthwith. The aggregate of (A), (B) and (C) above shall hereinafter be referred to as the “Termination Compensation”).

For the avoidance of any doubt, in accordance with the provision of Clause 49 herein, no additional amount shall be paid by the Owners to the Charterers under this Clause 42(c) in respect the Deposit if this Charter is terminated by reason of a Termination Event.

(d)	If the Charter is terminated in accordance with this Clause 42 the

Charterers shall immediately redeliver the Vessel at a safe and ice-free port or place as indicated by the Owners. The Vessel shall be redelivered to the Owners in substantially the same condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

(e)

The Owners agree that if following termination of the Charter under this Clause, the Owners sell or otherwise transfer the Vessel to a third party, or enter into any other arrangement with a third party with an option to purchase the Vessel, then the Owners shall pay to the Charterers after that sale (i) the amount of the greater of (a) the sale price and (b) the market value of the Vessel at such sale/transfer/arrangement date less (ii) the aggregate of the unpaid Termination Compensation and the Purchase Option Price (as defined in Clause 49) which would be payable by the Charterers as set out in Clause 49 as at the date of such sale.

For the avoidance of any doubt, in accordance with the provision of Clause 49 herein, no additional amount shall be paid by the Owners to the Charterers under this Clause 42(e) in respect the Deposit if this Charter is terminated by reason of a Termination Event

43.	NAME

The Charterers shall, subject only to prior notification to the relevant authorities of the jurisdiction in which for the time being the Vessel is registered, be entitled from time to time to change the name of the Vessel.

During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. Painting and installment shall be at Charterers’ expense and time. The Charterer shall also have the liberty to change the name of the Vessel during the Charter Period at the expense and time of the Charterers (including the legal charge for finance documents for the Mortgagee, if any).

The Owners shall have no right to change the name of the Vessel during the Charter Period.

44.	MORTGAGE and ASSIGNMENT

The Owners confirm that they are familiar with the terms of the assignment of insurances made or to be made by the Charterers in favour of the Mortgagee, and they agree to the terms thereof and will do nothing that conflicts therewith, excepting that the Owners shall be entitled to assign their rights, title and interest in and to this Charter to the Mortgagee or its assignee. Neither party shall assign its right or obligations or part of thereof to any third party without the written consent of the other.

In respect of the Vessel the Owners undertake that the amount owed by them to the Mortgagee (or any replacement thereof) shall not exceed the Purchase Option Price at any relevant time as set out at the relevant milestone in Clause 49 hereof.

The Owners have the right to register a first preferred mortgage on the Vessel in favour of the Mortgagee securing a loan under the Loan Agreement under standard mortgages and security documentation. In which case, the Owners undertake to procure from the Mortgagee a Letter of Quiet Enjoyment in a form and substance acceptable to the Charterers.

The Charterers agree to sign an acknowledgement of the Owners’ charter hire assignment or any other comparable document reasonably required by the Mortgagee, in favour of the Mortgagee. During the course of the Charter the Owners have the right to register a substitute mortgage in favour of another bank provided such registration is effected in a similar amount to the loan amount outstanding with the Mortgagee at that time and only if such substitute mortgagee executes a Letter of Quiet Enjoyment in favour of the Charterers in the same form as that provided by the Mortgagee or the form acceptable for the Charterers. The Charterers will then agree to sign a charter hire assignment in favour of the substitute mortgage in a form as shall be agreed by the Charterers, which agreement shall not be unreasonably withheld. Any cost incurred by the Charterers shall be for Charterers’ account and Owners shall be for Owners’ account pursuant to this paragraph.

Subject to the term and conditions of this Charter, the Charterers also agree that the Owners have the right to assign its rights, title and interest in and to the insurances by way of assignment of insurance in respect of the Vessel to and in favour of the Assignee in a form and substance acceptable to Charterers and the Assignee.

Owners shall procure that any mortgage and charter hire assignment shall be subject to this Charter and to the rights of the Charterers hereunder, in accordance with, and subject to, a Letter of Quiet Enjoyment.

In the event that the Owners execute security of any nature (including but not limited to any mortgage, assignment of insurances) over the Vessel then the Owners hereby undertake and agree as a condition of this Charter to procure that the beneficiary of such security executes in favour of the Charterers a letter of quiet enjoyment in such form and content as is reasonably acceptable to the Charterers, and the effectiveness of this assignment clause is subject to the agreement of a letter of Quiet Enjoyment before delivery of the Vessel.

Charterers are not permitted to register a second priority mortgage.

At the Owner’s reasonable request, Charterers shall use their reasonable endeavours to provide such documents and information as the Owners may require for their financiers.

45.	REDELIVERY INSPECTION

In connection with the redelivery of the Vessel under the Charter, the Vessel shall not be dry-docked unless required by the Classification Society.

In lieu of dry-docking, Owners shall have the right (provided that such right is declared at least 20 days prior to the expected redelivery date) to appoint a diver acceptable to the Classification Society to undertake an underwater inspection at a convenient port with due consultation between Owners and Charterers, in the presence of Class surveyor and Owners’ and Charterers’ representatives. Such divers’ inspection shall be carried out at Owners’ expense and without interference to the Vessel’s normal operation. Should the underwater visibility at the place of redelivery be insufficient for an underwater inspection, the Vessel shall shift to the nearest berth, place or port where underwater visibility is sufficient for those purposes, whereby time and costs for such shifting shall be for Charterers’ account.

Should such underwater inspection reveal damages that affect the class of the Vessel whereby such damage repairs cannot be made to the Vessel without dry-docking and the Classification Society will not grant an extension, then Vessel is to be dry-docked as soon as possible by Charterers prior to redelivery to repair such damages to the Classification Society’s satisfaction at Charterers’ time and expense. In such event the Vessel shall be redelivered at the port of the dockyard subject to Owner’s consent, which shall not be unreasonably withheld. Only when underwater inspection reveal damages that affect the class of the Vessel at result, such expense shall be for Charterers’ account.

Should damage(s) be found to the underwater parts but which in the opinion of the Classification Society the damages do not necessitate immediate dry-docking, then the Classification Society shall issue a certificate showing the extent and place of damage and Charterers shall repair same to the satisfaction of the Classification Society at next dry-docking, provided that such dry-docking is within the Charter Period. If the next Classification Society dry-docking is after the re-delivery of the Vessel under this Charter, the Charterers shall in their option (i) repair such damages before redelivery of the Vessel hereunder or (ii) provide the Owners with an agreed lump sum, (the Charterers and the Owners shall each select a reputable shipyard in the redelivery range and obtain from such shipyard a quotation for the cost of repairs of the damage—the estimated cost of repairs shall be defined as the average of the two quotations obtained from the two shipyards-) a first class bank guarantee or sum a cash deposit to be provided, in the Charterers’ option, covering the expected costs of such repairs.

This Clause 45 shall not apply if: (a) the Charterers exercise their purchase option as set out in Clause 49, or (b) the Owners exercise their sale option as set out in Clause 48.4.

Notwithstanding the foregoing, the Vessel with everything belonging to her shall be at the Charterers’ risk and expense until she is redelivered to the Owners, but subject to the terms and conditions of this Agreement she shall be redelivered and taken over as she was at the time of redelivery in accordance with Clause 15 in this agreement, fair wear and tear excepted.

46.	REDELIVERY

The Charterers shall redeliver to the Owners the Vessel with everything belonging to her at the time of redelivery including spare parts on board, used or unused subject to the Clause 38 hereof. The Owners shall take over and pay the Charterers for remaining bunkers and unused lubricating oils including hydraulic oils, greases, (excluding broached/opened drums and cans), as per Clause 53 at the Charterers’ purchased prices with supporting vouchers.

For the purpose of this clause, the Charterers shall withhold the last hire payment (the “Withheld Hire”) and shall offset the cost of bunkers, unused lubricating oils etc., remaining on board at the time of redelivery from the Withheld Hire. If the Withheld Hire is not sufficient to cover the cost of bunkers, unused lubricating oils etc. the Owners shall settle the outstanding amount within 3 Banking Days after redelivery of the Vessel.

Personal effects of the Master, officers and crew including slop chest, hired equipment, if any and the following listed items are excluded and shall be removed by the Charterers prior to or at the time of redelivery of the Vessel:

•	E-mail equipment not part of GMDSS

•	Gas bottles

•	Electric deck air compressor

•	Blasting and painting equipment

•	Videotel (or similar) film library

47.	MORTGAGE NOTICE

The Charterers keep prominently displayed in the chart room and in the master’s cabin of the Vessel a framed printed notice (the print on which shall measure at least six inches by nine inches) reading as follows:-

NOTICE OF MORTGAGE

This Vessel is owned by World Star Shipping, S.A. and is subject to a first preferred mortgage in favour of The Momiji Bank, Ltd. Under the terms of the said Mortgage neither the Owner, nor the master, nor any charterer of the Vessel nor any other person has the right or authority to create, incur or permit any lien, charge or encumbrance to be placed on the Vessel other than sums for crews’ wages and salvage.

48.	SALE OF VESSEL BY OWNERS

1.

The Owners have the right to sell the Vessel to a reputable third party (“Purchaser”) at any time during the Charter Period with the prior written consent of the Charterers and provided that (i) the Purchaser agrees to take over the benefit and burden of this Charter, (ii) such ownership change does not result in any reflagging of the Vessel, (iii) such ownership change does not result in the Charterers being obliged to increase any payment under this Charter, (iv) such ownership change does not increase the actual or contingent obligations of the Charterers under this Charter, and (v) the Charterers shall not be liable for the costs and expenses (including legal fees) incurred in the sale of the Vessel by the Owners under this Clause 48.

2.	The Owners shall give the Charterers at least one month’s prior written notice of any sale.

3.

Subject to 48.1, the Charterers and Owners undertake with each other to execute one or more novation agreements (or other documents required under applicable law) to novate the rights and obligations of the Owners under this Charter to the Purchaser such novation agreement(s) or other documents to be in such form and substance acceptable to the Charterers and such novation will be effective upon delivery of the Vessel from the Owners to the Purchaser.”

4.

Owners shall have the option to sell the Vessel to the Charterers at the end of following years at the net price stated as below. Owners’ Sales Option shall be irrevocably declared in writing latest one hundred and twenty (120) days prior to the end of following years and shall be without prejudice to any of the Charterers’ rights under Clause 49 hereof.

(A) at a price of USD 9,375,000 at the end of year 3 of this Charter;

(B) at a price of USD 7,500,000 at the end of year 4 of this Charter;

(C) at a price of USD 6,000,000 at the end of year 5 of this Charter;

Upon the date of any written notification by the Owners to the Charterers of their intention to sell the Vessel, the Owners and the Charterers shall be deemed to have unconditionally entered into a contract to sell and purchase the Vessel for the price set out above on and in strict conformity with the terms and conditions contained in the Memorandum of Agreement attached to this Charter as Appendix A.

49.	CHARTERERS’ OPTION TO PURCHASE VESSEL

The Charterers shall have the option to purchase the Vessel at any time during the Charter, starting from end of the 3rd year, at the Purchase Option Price:

“Purchase Option Price” means A – [ (A–B) / 365 x C]

Where:

A: means,

(i)	if the Sale Delivery Date falls after the 3rd anniversary of the Delivery Date but before the 4th anniversary thereof: USD9,750,000

(ii)	if the Sale Delivery Date falls after the 4th anniversary of the Delivery Date but before the 5th anniversary thereof: USD7,875,000

(iii)	if the Sale Delivery Date falls on or after the 5th anniversary of the Delivery Date: USD6,000,000

B: means,

(i)	if the Sale Delivery Date falls after the 3rd anniversary of the Delivery Date but before the 4th anniversary thereof: USD7,875,000

(ii)	if the Sale Delivery Date falls after the 4th anniversary of the Delivery Date but before the 5th anniversary thereof: USD6,000,000

(iii)	if the Sale Delivery Date falls on or after the 5th anniversary of the Delivery Date: zero

C: the actual number of days between the last anniversary of the Delivery Date and the Sale Delivery Date:

In the event of a default by Owners which is continuing according to the terms and conditions of the Charter, then the Charterers may exercise their Purchase Option earlier than the commencement of the year 4. Purchase Option Price shall in such event be set at the following prices or adjusted pro-rata according to the date the Vessel is delivered to the Charterers:

(a) at a price of USD 15,000,000 at the end of year 0 of this Charter;

(b) at a price of USD 13,125,000 at the end of year 1 of this Charter;

(c) at a price of USD 11,125,000 at the end of year 2 of this Charter

On top of above price, the floating (interest) part of (1 month USD LIBOR + 2.4% Margin) shall be added on prorata basis as set forth under clause 35.

The Charterers must give a minimum of one hundred twenty (120) days notice of their intention to buy the Vessel. The Purchase Option Price to be paid to the Owners upon delivery of the Vessel as per the MOA attached hereto as Appendix A. The Vessel shall be delivered as soon as possible after expiry of the one hundred twenty (120) days notice and Owners undertake to render the necessary assistance in order to achieve this. Once the purchase option has been exercised by Charterers, they may not withdraw same.

Upon the date of any written notification by the Charterers to the Owners of their intention to purchase the Vessel, the Owners and the Charterers shall be deemed to have unconditionally entered into a contract to sell and purchase the Vessel for the Purchase Option Price on and in strict conformity with the terms and conditions contained in the Memorandum of Agreement attached to this Charter as Appendix A

The Charterers shall accept the Vessel on an “AS IS / WHERE IS” basis and the Owners shall, take such steps to obtain and furnish such documents and take such other actions as the Charterers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Charterers may designate.

With respect to such sale, the Owners warrant that the Vessel at such sale shall be free of any encumbrances whatsoever and that the Owners have not committed any act or omission which would impair title to the Vessel and Owners hereby agree to indemnify and hold harmless Charterers in respect of any and all damages, costs and expenses whatsoever resulting from any breach of such warranty.

Immediately prior to delivery of the Vessel by the Owners to the Charterers the Parties shall execute a Protocol of Redelivery and Acceptance under this Charter (the “Redelivery Protocol”) and save in respect of any claims accrued under this Charter prior to the date and time of the Redelivery Protocol except indemnities and other obligations that by their nature should survive the termination of this Charter, this Charter shall terminate forthwith.

50.	MISCELLANEOUS

(a)

The terms and conditions of this Charter and the respective rights of the Owners and the Charterers shall not be waived or varied otherwise than by an instrument in writing of the same date as or subsequent to this Charter executed by both parties or by their duly authorized representatives.

(b)

Unless otherwise provided in this Charter whether expressly or by implication, time shall be of the essence in relation to the performance by the Charterers of each and every one of their obligations hereunder.

(c)

No failure or delay on the part of the Owners or the Charterers in exercising any power, right or remedy hereunder or in relation to the Vessel shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any such right or power or the exercise of any other right, power or remedy.

(d)

If any terms or condition of this Charter shall to any extent be illegal invalid or unenforceable the remainder of this Charter shall not be affected thereby and all other terms and condition shall be legal valid and enforceable to the fullest extent permitted by law.

(e)

The respective rights and remedies conferred on the Owners and the Charterers by this Charter are cumulative, may be exercised as often as the Owners or the Charterers (as the case may be) think fit and are in addition to, and are not exclusive of, any rights and remedies provided by law.

51.	COMMUNICATIONS

Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the address, facsimile number or e-mail address appearing below (or at such other address, facsimile number or e-mail address as such party may hereafter specify for such purposes to the other by notice in writing):-

(i)	in the case of the Owners c/o Tamba Shipping Co., Ltd.

Address         : 648-28, Hinase, Hinase-cho, Bizen-shi, Okayama 701-3204 Japan

Telephone     : +81-869-72-9119

E-mail           : world@tambashipping.com

(ii)	in the case of the Charterers c/o Navios Maritime Acquisition Corporation

Address         : 7 Avenue de Grande Bretagne, Office 11B2, Monte

Carlo, MC 98000 Monaco

Telephone     : +30 2104172050

E-mail           : legal_corp@navios.com

A written notice includes a notice by facsimile or e-mail. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place.

Subject always to the foregoing sentence, any communication by personal delivery or letter shall be deemed to be received on delivery, any communication by e-mail shall be deemed to be received upon transmission of the automatic answerback of the addresses and any communication by facsimile shall be deemed to be received upon appropriate acknowledgment by the addressee’s receiving equipment.

All communications and documents delivered pursuant to or otherwise relating to this Charter shall either be in English or accompanied by a certified English translation.

52.	TRADING IN WAR RISK AREA

The Charterers shall be permitted to order the Vessel into an area subject to War Risks as defined in Clause 26 without consent of the Owners provided that all Marine, War and P&I Insurance are maintained with full force and effect and the Charterers shall pay any and all additional premiums to maintain such insurance.

53.	INVENTORIES, OIL AND STORES

A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel.

The Owners shall at the time of redelivery take over and pay for all bunkers, unused/unbroached lubricating oil (excluding spare parts) in the said Vessel at the Charterers’ purchased prices with supporting vouchers. However, the Charterers shall not pay to the Owners at time of delivery for any bunkers, lubricating oil, provisions, paints, ropes and consumable stores which the Charterers have supplied to the Vessel at the Charterers’ expense prior to delivery. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

54.	INDEMNITY FOR POLLUTION RISKS

The Charterers shall indemnify the Owners against the following Pollution Risks:-

(a)	liability for damages or compensation payable to any person arising from pollution;

(b)	the costs of any measures reasonably taken for the purpose of preventing, minimizing or cleaning up any pollution together with any liability for losses or damages arising from any measures so taken;

(c)

liability which the Owners and/or the Charterers may incur, together with costs and expenses incidental thereto, as the result of escape or discharge or threatened escape discharge of oil or any other substance;

(d)

the costs or liabilities incurred as a result of compliance with any order or direction given by any government or authority for the purpose of preventing or reducing pollution or the risk of pollution; provided always that such costs or liabilities are not recoverable under the Hull and Machinery Insurance Policies on the Vessel;

(e)

liability which the Owners and/or the Charterers may incur to salvors under the exception to the principal of “no cure-no pay” in Article 1 (b) of Lloyds Standard Form of Salvage Agreement (LOF 1990); and

(f)	liability which the Owners may incur for the payment of fines in respect of pollution.

55.	TRADE AND COMPLIANCE CLAUSE

The Charterers and the Owners hereby agree that no person/s or entity/ies under this Charter will be individual(s) or entity(ies) designated under any applicable national or international law imposing trade and economic sanctions.

Further, the Charterers and the Owners agree that the performance of this Charter will not require any action prohibited by sanctions or restrictions under any applicable national or international law or regulation imposing trade or economic sanctions.

56.	ANTI-BRIBERY AND ANTI-CORRUPTION

The Charterers and the Owners hereby agree that in connection with this Contract and/or any other business transactions related to it, they as well as their sub-contractors and each of their affiliates, directors, officers, employees, agents, and every other person acting on its and its sub-contactors’ behalf, shall perform all required duties, transactions and dealings in compliance with all applicable laws, rules, regulations relating to anti-bribery and anti-money laundering.

57.	COSTS AND EXPENSES

(a)

The parties hereto agree that all operational cost including required cost in relation to Vessel’s flag (such as tonnage tax, insurance, cost for registration (including those costs associated to the first mortgage registration in favour of the Mortgagee) and crew certs etc.) shall be for the Charterers’ account. However, all other cost (such as financing cost, registration of future mortgages, and discharge of their mortgages, etc.) shall be for the Owners’ account.

(b)	For this Charter and the MOA, each party should bear its own costs unless otherwise agreed herein.

58.	TECHNICAL MANAGEMENT

The technical management of the Vessel shall be with the Charterers or their nominee during the duration of this Charter.

Charterers may change the technical management to any other company during the course of this Charter. Prior consent of the Owners, which shall not be unreasonably withheld or delayed, shall be required.

59.	LAWFUL TRADE & SANCTIONS

Clause definitions:

“Restricted Trade Zone” means the area in which (i) the Insurance then taken out or maintained does not cover, or (ii) any Sanctions where prohibition to the trade are applicable;

“Sanctions” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority;

“Sanctions Authority” means (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the Japanese government; or (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty’s Treasury (HMT);

Lawful Trade

The Charterer shall not employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of Insurance (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the Insurers and complying with such requirements as to extra premium or otherwise as the Insurers may prescribe. If reasonably requested, the Charterer shall advise the Owner of the intended employment of the Vessel. The Charterer shall also not employ the Vessel or suffer the Vessel to be employed (i) in any Restricted Trade Zone without previous consent of the Owner (however such consent shall not be unreasonably withheld) or (ii) in any manner which is forbidden by international law or other applicable laws or otherwise illicit or in carrying illicit or prohibited goods or (iii) in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation or (iv) in loading any contraband goods.

Sanctions

The Charterer shall not use and operate the Vessel in connection with an activity which are prohibited by any sanction, restriction or embargo in any country which is from time to time subject to such sanction, restriction or embargo imposed by any Sanctions Authority nor will the Charterer knowingly use the Vessel in any trade to any places or any trade in carriage of any cargoes or trade for the (direct or indirect) benefit of any Specially Designated Nationals and Blocked Persons, or in any other manner that would result in the violation of any Sanctions applicable to the Owner or the Charterer.

List of Appendices:

Appendix A: Memorandum of Agreement for Purchase Option

Appendix B: Form of Performance Guarantees

Appendix C: Loan Repayment Schedule

(end)

MEMORANDUM OF AGREEMENT Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956. Code-name SALEFORM 2012 Revised 1966, 1983 and 1986/87, 1993 and 2012 Dated: 30th of July, 2019 Samothrace Shipping Corporation fully guaranteed by Navios Maritime Acquisition Corporation, Marshall Islands (Name of sellers), hereinafter called the “Sellers”, have agreed to sell, and World Star Shipping, S.A. fully guaranteed by Tamba Shipping Co., Ltd., Japan (Name of buyers), hereinafter called the “Buyers”, have agreed to buy: Name of vessel: Nave Pulsar IMO Number: 9379313 Classification Society: Bureau Veritas Class Notation: +HULL, +MACH Oil Tanker ESP: Chemical Tanker ESP; Unrestricted Navigation COMF-NOISE 3, COMF-VIB 2, +AUT-UMS; AUT-PORT; MON-SHAFT; ICE CLASS IA; +ERS-S, INWATERSURVERY; SPM; VCS; Year of Build: 17th of October 2007 Builder/Yard: STX - Shipbuilding Jinhea - South Korea Flag: Marshall Islands Place of Registration: Majuro GT/NT: 30,119 MT/13,712 MT hereinafter called the “Vessel”, on the following terms and conditions: Definitions “Banking Days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Japan and Greece and USA (add additional jurisdictions as appropriate). “Bareboat Charter Party” means a bareboat chater party dated even date hereof by and between the Buyers as Owners and the Sellers as Charterers. “Buyers’ Nominated Flag State” means Marshall Islands (state flag state). “Class” means the class notation referred to above. “Classification Society” means the Society referred to above. “Deposit” shall have the meaning given in Clause 2 (Deposit) “Deposit Holder” means (state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement. “In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax. “Parties” means the Sellers and the Buyers. “Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price). “Sellers’ Account” means TO: ABA: SWIFT CODE: ACCOUNT NBR: IN FAVOUR OF: For Further Credit: Account: UBS AG 026007993 UBSWUS33 101-WA-258641-000 UBS RETAIL INCOMING Navios Maritime Acquisition Corporation V6 11073 (state details of bank account) at the Sellers’ Bank. “Sellers’ Bank” means UBS AG (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price. 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

1. Purchase Price The Purchase Price is USD 15,000,000 (United State Dollars Fifteen Million Only) (state currency and amount both in words and figures). 2. Deposit As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of % (per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the “Deposit”) in an interest bearing account for the parties with the Deposit Holder within three (3) Banking Days after the date that: (i) this Agreement has been signed by the Parties and exchanged in original or by e-mail telefax; and (ii) the Deposit Holder has confirmed in writing to the parties that the account has been opened. The Deposit shall be released in accordance with joint written Instructions of the parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay. 3. Payment On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices): (i) the Deposit shall be released to the Sellers; and (ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account. 4. Inspection The Buyers has agreed to waive its right to inspect the ship and the sale is outright and definite, subject only to the terms and conditions of this Agreement. (a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in (state place) on (state date) and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement. (b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within (state date period). The Sellers shall make the Vessel available for inspection at/in (state place/range) within (state date/period). The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier. Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel’s classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void. *4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply. This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document. 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74

5. Time and Place of Delivery and Notices (a) The Vessel shall be delivered and taken over safely afloat at sea at a safe and accessible berth or anchorage at/in World Wide within INL (state place/range) in the Sellers’ option. Notice of Readiness shall not be tendered before: 1st of July 2019 (date) Cancelling Date (see Clauses 5(c) 6(a)(i) 6(a)(iii) and 14): 30th of September 2019 (b) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery. When the Vessel is at the place of delivery and physically ready for delivery In accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. (c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date, they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79. If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect. (d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’ Default) for the Vessel not being ready by the original Cancelling Date. (e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this agreement shall be null and void. 6. Divers Inspection / Drydocking (a)* (i) The Buyers shall have the option at their cost and expense to arrange for an-underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society Surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decisions of the Classification Society Surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection. (ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society’s attendance. This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document. 75 76 77 78 79 80 81 82 83 84 85 86 87 88 89 90 91 92 93 94 95 96 97 98 99 100 101 102 103 104 105 106 107 108 109 110 111 112 113 114 115 116 117 118 119 120 121 122 123 124 125 126 127 128 129 130 131

Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established. (iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the now port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra-steaming, but limited to a maximum of fourteen (14) days. (b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest lead line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in Connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees. (c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above: (i) The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, these parts shall be renewed or made good at the Sellers’ cost and expense to the satisfaction of Classification Society without condition/recommendation**. (ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers-unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel’s class, in which case the Sellers shall pay these costs and expenses. (iii) The Buyers’ representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society Surveyor. (iv)The Buyers-shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers’ or the Classification Society Surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers-shall be obliged to take delivery in accordance with Clause-3 (Payment), whether the Vessel is in drydock or not. This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document. 132 133 134 135 136 137 138 139 140 141 142 143 144 145 146 147 148 149 150 151 152 153 154 155 156 157 158 159 160 161 162 163 164 165 166 167 168 169 170 171 172 173 174 175 176 177 178 179 180 181 182 183 184 185 186 187 188 189 190 191 192 193 194 195 196

*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply: **Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account. 7. Spares, Bunkers and other items The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items: (include list) Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation: (include list) Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense. The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay either: (a)* the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or (b)* the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port, for the quantities taken over. Payment under this Clause shall be made at the same time and place and in the same currency as a Purchase Price “inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date: *(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply. 8. Documentations The place of closing: Japan or Greece to be mutually agreed between the Sellers and the Buyers, (a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents which are reasonably required by the Buyers. These documents shall be listed in an Addendum to this Agreement, namely “Addendum No.1 - List of Delivery Documents”. (i) Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State, Transferring title of the Vessel and stating that the vessel is free from all mortgages encumbrance and maritime liens of any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers’ Nominated Flag State; (ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement; (iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate); (iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing-meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel; This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible, in the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document. 197 198 199 200 201 202 203 204 205 206 207 208 209 210 211 212 213 214 215 216 217 218 219 220 221 222 223 224 225 226 227 228 229 230 231 232 233 234 235 236 237 238 239 240 241 242 243 244 245 246 247 248

(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation; (vi) Certificate of Deletion of the vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered; (vii) A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel’s registry; (viii) Commercial Invoice for the Vessel; (ix) Commercial invoice(s) for bunkers, lubricating and hydraulic oils and greases; (x) A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel; (xi) Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and (xii) The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation. (b) At the time of delivery the Buyers shall provide the Sellers with: (i) Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and (ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalized or apostilled (as appropriate). (c) if any of the documents listed in Sub clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language. (d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub clause (a) and Sub clause (b) above for review and comment by the other party not later than (state number of days), or if left blank, nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. (e) Concurrent with the exchange of documents in Sub-clause (a) and Sub clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies. (f) Other technical documentation which may be in the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers have the right to take copies of same. (g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers. 9. Encumbrances The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery. 249 250 251 252 253 254 255 256 257 258 259 260 261 262 263 264 265 266 267 268 269 270 271 272 273 274 275 276 277 278 279 280 281 282 283 284 285 286 287 288 289 290 291 292 293 294 295 296 297 298 299 300 301 302 303 304 305 This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

10. Taxes, Fees and Expenses Any taxes, fees, and expenses and any time used in connection with the purchase and registration in the Buyer’s Nominated Flag State shall be for the Buyers’ account, whereas, or any change of Classification Society, as well as similar charges in connection with the closing of the Seller’s register shall be for the Seller’s account. 11. Condition on Delivery The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted as is where is at the delivery in Seller’s option. However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without overdue condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection-date of this Agreement, valid and unextended without overdue condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery. “inspection” in this Clause 11, shall-mean the Buyers’ Inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date. *Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account. 12. Name / Markings Upon-delivery the Buyers undertake to change the name of the Vessel and alter funnel markings. 13. Buyers’ Default Should the Deposit-not-be-lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for theirlosses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, and the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest. 14. Sellers’ Default Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date, the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately. Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement. In the event of the Sellers cancellation of this Agreement pursuant to this Clause, the Bareboat Charter Party shall be automatically cancelled and the Buyers as Owner under the Bareboat Charter Party shall be released from all of its obligation under Bareboat Charter Party. This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document 306 307 308 309 310 311 312 313 314 315 316 317 318 319 320 321 322 323 324 325 326 327 328 329 330 331 332 333 334 335 336 337 338 339 340 341 342 343 344 345 346 347 348 349

15. Buyers’ Representatives After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers’ representatives shall-sign the Sellers’ P&I Club’s standard letter of indemnity prior to their embarkation. 16. Law and Arbitration (a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three (3) arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement. In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. (b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000, the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. (c)* This Agreement shall be governed by and construed in accordance with the laws of (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at (state place), subject to the procedures applicable there. *16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply. 17. Notices All notices to be provided under this Agreement shall be in writing. Contact details for recipients of notices are as follows: For the Buyers: World Star Shipping, S.A. c/o Tamba Shipping Co., Ltd. 648-28, Hinase, Hinase-cho, Bizen-shi, Okayama 701-3204 Japan E-mail: world@tambashipping.com For the Sellers: Samothrace Shipping Corporation c/o Navios Maritime Acquisition Corporation Akti Miaouli 85, 18538, Piraeus, Greece E-mail: legal corp@navios.com This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document. 350 351 352 353 354 355 356 357 358 359 360 361 362 363 364 365 366 367 368 369 370 371 372 373 374 375 376 377 378 379 380 381 382 383 384 385 386 387 388 389 390 391 392 393 394 395 396 397 398 399

18. Entire Agreement The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto. Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement. Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud. 19. BBCP The Vessel is to be taken over by the Buyers and immediately be delivered to the Sellers on bareboat charter in the same condition on a strict as is/where is basis, without recourse and at the Sellers (as charterers) sole cost and expense. The Buyers (as Owners) make no representation or warranty, express or implied, with respect to the Vessel. Under no circumstances shall the Buyer (as new Owners) be liable or responsible to the Sellers (as Charterers) for any consequential damages in respect of the Vessel. The Bareboat charter to be entered into by the Buyers and the Sellers the same day as this MOA is attached to this MOA. For and on behalf of the Sellers: Samothrace Shipping Corporation Name: Francisco Tazelaar Title: Attorney-in-fact For and on behalf of the Buyers: World Star Shipping, S.A. Name: Koichiro Tamba Title: Director/President For and on behalf of the Sellers’ Guarantor: Navios Marítime Acquisition Corporation Name: Vasiliki Papaefthymiou Title: Secretary For and on behalf of the Buyers’ Guarantor: Tamba Shipping Co., Ltd., Japan Name: Koichiro Tamba Title: Director/President This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers” Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document. 400 401 402 403 404 405 406 407 408 409